Exhibit 99.1

ArQule Contacts:
Stephen Hill, CEO
Louise Mawhinney, CFO
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE, INC. REPORTS FOURTH QUARTER AND YEAR END 2003
FINANCIAL RESULTS

Conference call scheduled for today at 9 a.m. Eastern Time

Woburn, Mass., Feb. 12, 2004 — ArQule, Inc. (Nasdaq: ARQL) today announced its financial results for the fourth quarter and year ended 2003.

For the quarter ended December 31, 2003, ArQule reported revenues of $18,443,000, compared with $16,154,000 for the same period of 2002.   For the quarter, the Company reported a net loss of $5,129,000, or $0.18 per share, compared with a net loss of $59,104,000, or $2.78 per share, for the fourth quarter of 2002.   The fourth quarter of 2003 net loss includes a restructuring charge of $1,529,000 related to the Company’s reassessment of its liability for its closed facility in California and a $4,750,000 loss related to a write-down of an investment in a privately-held company.  The fourth quarter 2002 net loss figure includes stock-based compensation, amortization of intangibles, goodwill and intangible asset impairment charges and restructuring charges associated with the Company’s decision in December 2002 to reduce its workforce and close its facilities in California and the United Kingdom.

For the year ended December 31, 2003, ArQule’s revenues were $65,539,000, compared with revenues of $62,812,000 for the year ended December 31, 2002.  The Company reported a net loss for the year ended December 31, 2003 of $34,751,000, or $1.43 per share.  This compares with a net loss of $77,875,000, or $3.67 per share, for the year ended December 31, 2002.  The 2003 net loss includes an in-process research and development charge related to the acquisition of Cyclis Pharmaceuticals of $30,359,000, in addition to the above-mentioned restructuring and investment write-down charges (in the aggregate, $5,989,000).  The 2002 net loss figures include the effect of the above-mentioned charges.

As announced in December 2003, revenues for the fourth quarter and full year 2003 include revenues from Pfizer that had been anticipated in January 2004.  These revenues were related to the achievement of certain goals and deliverables by ArQule.

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ArQule ended the year with $77 million of cash and marketable securities.  This figure includes a $3 million equity investment that Pfizer made in 2003 as a milestone in acknowledgement of ArQule meeting all of its 2003 deliverables.

 “These results provide a very solid base on which to continue ArQule’s transition to becoming an innovative, well-financed, oncology-focused biotechnology company,” said Dr. Stephen A. Hill, President and CEO of ArQule.  “Our cash position at the end of 2003 will allow us to dedicate approximately $25 million per year over the next three years to our Activated Checkpoint TherapySM (ACTSM) research and development program.  This will include our lead program, ARQ 501, currently in a Phase 1 clinical trial.  It will also support our multiple pipeline programs for compounds within our ACTSM portfolio, some of which have already commenced animal testing.  As will be described below, we will continue during 2004 to strengthen our position as an effective oncology company.”

Research and Development Program Update

Activated Checkpoint TherapySM Platform

ArQule’s lead program, ARQ 501, is progressing according to plan. In the Phase 1 dose- escalation study, the fifth patient has been safely dosed. Dose-limiting toxicity has yet to be reached.  The Company is also in the planning stage for potential new studies that would explore the effect of combinations of ARQ 501 with approved chemotherapeutic agents in specific human tumor types. The Company has increased the resources applied to its next generation of compounds directed to a number of innovative biological targets within the ACTSM pathways.  During the course of 2004, ArQule will continue this process of reallocating resources away from some of its traditional activities in favor of greater support of its ACTSM research and development.

“We are delighted with the progress with ARQ 501 and very excited about our pipeline programs within the ACTSM platform. We have fine opportunities to further advance these programs in 2004,” said Dr. Chiang Li, ArQule’s Chief Scientific Officer and Vice President, Head of ArQule’s Biomedical Institute.

Other Programs

The Company is currently exploring out-licensing opportunities for its ion channel and p38 MAP Kinase inhibitor programs. These have reached lead optimization and GLP toxicity phases, respectively.  ArQule was pleased to receive a milestone payment from Wyeth on the submission of an IND derived from its Directed ArrayTM collaboration with them.  A second program for which ArQule could be eligible for milestone and royalty payments continues to progress through GLP toxicity studies at Solvay.

Chemical Technologies

ArQule continues to have a productive relationship with Pfizer.  In response to Pfizer’s evolving needs for chemistry support, ArQule has reduced its overall file enrichment effort and re-focused some of its resources to support rapid hit follow up.  Instead of increasing its infrastructure to support the required expansion of the original agreement in subsequent years, ArQule will maintain the 2004 compound production levels for potentially the remaining term of the agreement.  The revenue and expense consequences of this change are described more fully below in the Company’s 2004 guidance.

2004 Financial Guidance

As previously reported, due to the successful achievement of certain goals during 2003, payments originally anticipated from Pfizer in January 2004 were received in December 2003.  In addition, the Company’s three-year, $30 million collaboration with Bayer was successfully concluded during 2003.  On February 11, 2004, ArQule entered into a new agreement with Pfizer. This amends the previous collaboration agreement dated December 18, 2001. Under the terms of the amended agreement, based on the Company’s achievement of production milestones, ArQule may receive up to $184.9 million in cash from 2004 through 2008. This potentially represents a total of $291.2 million in cash for the entire collaboration, down from $345 million as previously disclosed.  For 2004, expense guidance assumes a reduction in resources needed to support the Pfizer alliance, while increasing the resources available for internal research.  As a consequence of the skill-set needs in discovery research, this reallocation will result in the departure of up to 55 current employees through a reduction in force now being implemented and the recruitment of a number of new employees with the skills necessary for oncology research and development activities.  All costs related to this realignment are included in the Company’s expense guidance for 2004.  As stated, ArQule does not anticipate a significant change to the total headcount for ArQule during 2004.

For 2004, ArQule expects revenues to range between $46 and $48 million, total cost of revenue to range between $34 and $35 million, total research and development expenses to range between $22 and $23 million and total marketing, general and administrative expenses to range between $9 and $10 million.  The Company expects net investment income to range between $400,000 and $600,000.  The Company expects to record a charge of between $1.2 and $1.4 million in the first quarter of 2004 associated with its decision to terminate approximately 55 employees.  ArQule expects its net loss per share to range between $0.66 and $0.70 for the year.  ArQule expects its net use of cash this year to range between $29 and $31 million, of which approximately $6 million will be spent on paying down debt on the building in Woburn.  This guidance does not assume any additional collaborations, acquisitions or in-licensing initiatives.

“Our guidance for 2004 reflects our confidence in the strength of our oncology programs.  We are well positioned to resource those programs effectively for a number of years,” concluded Dr. Hill.

ArQule will hold a conference call at 9:00 a.m. Eastern Time.  Dr. Stephen A. Hill, President and CEO, and Louise A. Mawhinney, CFO, will lead the call.

Date:	Thursday, February 12, 2004
Time:	9:00 a.m. ET
Conference Call Numbers
Toll Free:	(800) 289-0437
Toll:	(913) 981-5508
Webcast:	www.ArQule.com

A replay of the conference call will be available for five days and can be accessed by dialing toll-free (888) 203-1112, and outside the U.S. (719) 457-0820.  The access code is 672491.

ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACTSM) platform.  ACTSM compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. The Company’s lead programs are ARQ 501 for solid cancers, presently in Phase 1 clinical trials, and ARQ 101, an optimized small-molecule compound targeting p38 MAP Kinase for rheumatoid arthritis, presently in preclinical (GLP-tox) studies.  In addition to advancing its own programs, ArQule continues to advance the drug discovery efforts of pharmaceutical collaborators by providing high-quality library design and compound production.   For more information about ArQule, please visit the Company’s new website at www.ArQule.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 (“Reform Act”), which provides a safe harbor for forward-looking statements made by or on behalf of ArQule.  ArQule and its representatives may from time to time make written or oral forward-looking statements, including statements contained in this press release.  Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions identify forward-looking statements.  All statements which address operating performance, events or developments that ArQule expects or anticipates will occur in the future, such as projections about its future results of operations or its financial condition, research, development and commercialization of its products and anticipated trends in its business are forward-looking statements within the meaning of the Reform Act.

Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation:  ARQ 501 may fail in clinical trials; possible delays in clinical trials; the ability to commercialize product candidates if ArQule fails to demonstrate adequately their safety and efficacy; the ability of its competitors to develop and market cancer products that are more effective and have fewer side effects;  the ability to integrate successfully ArQule’s biology experience and the ACTSM platform with its small-molecule chemistry expertise; the ability to improve the treatment of cancer patients; the ACTSM platform may not improve efficacy or reduce toxicity and compounds resulting from the platform may not operate as intended; the ACTSM pipeline may prove disappointing; payments may not be received on a timely basis resulting in inaccuracies of the financial projections contained herein; costs associated with the reduction in force may exceed expectations; ArQule may not achieve its production milestones in its collaboration with Pfizer and its revenue projections may fall short; the Company may not be able to attract and retain an adequate number of new employees with appropriate skills; and, the risks and uncertainties described in ArQule’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2003, its Form S-3 filed with the Commission on October 8, 2003 and its Form 10-Q filed with the Commission on November 12, 2003.  The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

— financial tables follow —

ArQule, Inc.

Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	(Unaudited)		(Unaudited)
	2003	2002	2003	2002
Revenue:
Compound development revenue	$17,981	$15,773	$65,077	$60,965
Compound development revenue - related parties	462	381	462	1,847
Total revenue	18,443	16,154	65,539	62,812

Costs and expenses:
Cost of revenue	8,991	8,794	36,060	35,231
Research and development	6,072	7,140	18,932	31,389
Marketing, general and administrative	2,395	2,608	9,560	12,876
Stock-based compensation	—	376	—	3,221
Amortization of intangibles	—	841	—	3,373
Impairment of core technology	—	17,137	—	17,137
Impairment of goodwill	—	25,890	—	25,890
Restructuring charges	1,529	12,695	1,239	12,695
In-process research and development	—	—	30,359	—
Total costs and expenses	18,987	75,481	96,150	141,812

Loss from operations	(544)	(59,327)	(30,611)	(79,000)

Net interest income	165	223	610	1,125
Loss on investment	(4,750)	—	(4,750)	—

Net loss	$(5,129)	$(59,104)	$(34,751)	$(77,875)

Basic and diluted net loss per share(A)	$(0.18)	$(2.78)	$(1.43)	$(3.67)

Weighted average common shares outstanding - basic and diluted	28,141	21,283	24,333	21,215

(A) Basic and diluted net loss per share amounts were equal in all periods presented.

Balance sheet data (in thousands):	December 31, 2003	December 31, 2002

Cash, cash equivalents and marketable securities	$76,724	$85,626
Working capital	54,698	54,176
Total assets	128,424	145,079
Stockholders’ equity	86,477	93,715

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